Exhibit 23.2	Consent of Peterson Sullivan, PLLC, Registered Public Accountants

Peterson Sullivan PLLC

Certified Public Accountants

601 Union Street, Suite 2300

Seattle, Washington 98101

Tel. 206.382.7777

Fax 206.382.7700

http://www.pscpa.com

We consent to the inclusion in the Registration Statement on Form SB-2/A of Duke Mountain Resources, Inc. of our report dated September 19, 2006, on our audit of the balance sheets of Duke Mountain Resources, Inc. as of July 31, 2006, and the related financial statements of operations, stockholders’ equity, and cash flows for the period from May 3, 2006 (inception) to October 31, 2006, then ended, and to the reference to us under the heading “Experts” in the Registration Statement.

Our report, dated September 19, 2006, contains an explanatory paragraph that states that the financial statements of Duke Mountain Resources, Inc. have been prepared assuming the Company will continue as a going concern.  As discussed in Note 1 to the financial statements, the Company has experienced losses from operations since inception and has a deficit accumulated during the exploration state. These conditions raise substantial doubt about the Company’s ability to continue as a going concern.  Management’s plans regarding these matters are also described in Note 1.  The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ PETERSON SULLLIVAN PLLC

March 15, 2007